Exhibit 1.01

CONFLICT MINERALS REPORT
Diebold Nixdorf, Incorporated
For the Year Ended December 31, 2017
Introduction
This Conflict Minerals Report (the “Report”) of Diebold Nixdorf, Incorporated, including its consolidated subsidiaries (“we,” “our,” “Diebold Nixdorf,” or the “Company”) is filed as an exhibit to Form SD as required by Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1, 2017 through December 31, 2017 (the “Reporting Period”).1
1Forward-looking statements contained in this Report are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. Statements in this Report that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements, including statements related to Diebold Nixdorf’s compliance efforts and expected actions identified in this Report. These forward-looking statements are subject to various risks, uncertainties, and assumptions, including, among other matters, our customers’ requirements to use certain suppliers, our suppliers’ responsiveness and cooperation with our due diligence efforts, our ability to implement improvements in our conflict minerals program, and our ability to identify and mitigate related risks in our supply chain. If one or more of these or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see Diebold Nixdorf’s other filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Quarterly Reports on Form 10-Q. Diebold Nixdorf makes these statements as of the date of this disclosure and undertakes no obligation to update them unless otherwise required by law.

Based on existing guidance from the SEC, this Report has not been audited, nor is an independent private sector audit required for this Report.
Company Overview
Diebold Nixdorf is a world leader in enabling connected commerce for millions of consumers each day across the financial and retail industries. Its software-defined solutions bridge the physical and digital worlds of cash and consumer transactions conveniently, securely and efficiently. As an innovation partner for nearly all of the world’s top 100 financial institutions and a majority of the top 25 global retailers, Diebold Nixdorf delivers unparalleled services and technology that are essential to evolve in an ‘always on’ and changing consumer landscape.

Diebold Nixdorf has a presence in more than 130 countries with approximately 23,000 employees worldwide. The Company was founded in 1859 and is incorporated under the laws of the state of Ohio.

Reasonable Country of Origin Inquiry
Diebold Nixdorf identified the potential use of certain necessary minerals (i.e., gold, columbite-tantalite (coltan), cassiterite, wolframite, and their derivatives, which are limited to tantalum, tin, and tungsten) (“Conflict Minerals”) in the production of Diebold Nixdorf manufactured or contracted to manufacture products. Therefore, for the Reporting Period, a good faith, reasonable country of origin inquiry (“RCOI”) was undertaken to determine if any of the necessary Conflict Minerals contained in our products originated in the Democratic Republic of the Congo or an adjoining country (“Covered Country”) or came from recycled or scrap sources.
Our process for the Reporting Period was as follows:
This year we increased the scope of suppliers that we screened by including the suppliers of Diebold Nixdorf AG. In total, we identified relevant global suppliers to survey if they matched the following criteria: (a) a spend value of $100,000 or more in calendar year 2016 and (b) provided parts and materials directly to Diebold Nixdorf that were used for the manufacturing of, or contracting to manufacture, our products (“Direct Suppliers”). After identifying the relevant suppliers, we provided each of them with an email from an assignee of the Vice President and Chief Procurement Officer in which we reiterated Diebold Nixdorf’s dedication to supply chain transparency, provided our Supplier Code of Conduct, and instructed the Direct Suppliers to complete the most current version Conflict Minerals Reporting Template (“CMRT”) developed by the former Conflict-Free Sourcing Initiative, now Responsible Mineral Initiative (“RMI”). At the beginning of the reporting period the most current version was Revision 4.20, with subsequent releases of 5.0, 5.01, and 5.10. The majority of suppliers provided feedback with version 5.01. We reviewed the responses for completeness, accuracy, and consistency. When we determined that our Direct Suppliers’ responses contained information we believed to be incomplete, inaccurate, or contained potentially inconsistent responses, we followed up with those Direct Suppliers by e-mail or phone to seek additional information or clarification about those responses.

Applying this criteria, we identified 300 Direct Suppliers, which constituted approximately 98% of our global direct manufacturing spend in 2016. This reporting cycle, we have included approximately 30% more suppliers that were not in scope last year pursuant to instruction 3 to Item 1.01 of Form SD. Despite adding additional suppliers, this also reflects an increase in the percentage of global direct manufacturing spend from 95% to 98%. As of the time of this Report, we received responses from 280 out of the 300 of our Direct Suppliers. Each year, Diebold Nixdorf has taken steps to increase its supplier’s response rates. For example, in 2015 we received 72% and this year we have received 93%, representing an increase of 21%. We attribute this continued improvement to better processes, systems, and communication with our Direct Suppliers.
Based on both the CMRT responses and Diebold Nixdorf’s RCOI response validation and data collection, we conclude that there is a possibility that certain of the Conflict Minerals in our manufactured or contracted to manufacture products for the Reporting Period may have originated in a Covered Country and are not from recycled or scrap sources. Accordingly, we performed due diligence in an effort to determine the source and chain of custody of these necessary Conflict Minerals.
Due Diligence
Design of Due Diligence
Diebold Nixdorf’s due diligence process was designed to conform, in all material respects, with the framework in the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, 2016, and the related Supplements for tin, tantalum, and tungsten and for gold (“OECD Guidance”), as it relates to Diebold Nixdorf’s position in the supply chain as a “downstream” purchaser.
Due Diligence Measures Performed
The following is a description of the due diligence measures we performed for the Reporting Period in accordance with the OECD Guidance.

OECD Step 1: Establish and Maintain Strong Company Management     Systems
Diebold Nixdorf maintained its Conflict Minerals Management Committee (the “Committee”) to set and manage our objectives and processes regarding Conflict Minerals. The Committee met and conferred repeatedly during the Reporting Period. The Committee consisted of an assignee of the Vice President and Chief Procurement Officer, Senior Director of Strategic Sourcing, Vice President of Internal Audit, Vice President of Americas Ethics & Compliance and other representatives from the procurement, legal, and communications departments. A program manager was also responsible for executing on the Committee’s objectives. Diebold Nixdorf’s Conflict Minerals Policy (the “Policy”) is the charter for the Committee and sets forth our internal compliance requirements regarding Conflict Minerals. The Policy is available on our company website at: http://www.dieboldnixdorf.com/en-us/company/about-diebold-nixdorf/sustainability/diebold-nixdorf-corporate-responsibility. The content of any website referred to in this Report is not incorporated by reference in this Report. Pursuant to the Policy, we record and retain all information and findings from the RCOI and due diligence process for 5 years in a centralized electronic Company system.
As referenced above, during the Reporting Period, our Supplier Code of Conduct was sent to all Direct Suppliers which required them to support a sustainable and transparent supply chain and conduct due diligence on their own supply chains, among other things. The Supplier Code of Conduct is available on our company website at: http://www.dieboldnixdorf.com/en-us/company/about-diebold-nixdorf/sustainability/diebold-nixdorf-corporate-responsibility. Throughout the Reporting Period, to the extent possible, we incorporated the Supplier Code of Conduct into some of our supplier contracts.
Suppliers and employees are encouraged to utilize our grievance mechanisms to report concerns or violations of Diebold Nixdorf’s Code of Business Ethics, Supplier Code of Conduct, or other internal policies, which included our Policy. Suppliers and employees may contact Diebold Nixdorf’s sourcing managers, our ethics and compliance team, or the Diebold Nixdorf EthicsPoint hotline at https://secure.ethicspoint.com/domain/media/en/gui/2013/index.html to make such reports.
OECD Step 2: Identify and Assess Risks in the Supply Chain
After we received CMRT or other responses from our Direct Suppliers, we utilized internal automated and manual systems (“the System”) to organize, sort, and analyze all CMRT data provided by Direct Suppliers.
When incomplete or non-responsive information was received, we sent follow up e-mail reminders to the Direct Supplier. If we did not receive sufficient information after e-mail reminders, the Direct Supplier was escalated to its Diebold Nixdorf sourcing manager, who was responsible for communicating directly with the Direct Supplier to resolve outstanding issues. Additionally, members of the Legal team contacted sourcing managers to ensure increased and timelier responses. Completed CMRTs and other responses were then loaded into our System.
OECD Step 3: Design and Implement a Strategy to Respond to Identified Risks
We reviewed Direct Supplier responses for smelter and refiner information and compared that information to the list of smelters and refiners that have received a “conformant” designation from the RMI’s Responsible Minerals Assurance Process (“RMAP”), which was formerly referred to as the Conflict-Free Smelter Program or CFSP. We reported the status of the survey and due diligence results to our Chief Legal Officer and Chief Ethics & Compliance Officer.
We also followed up with Direct Suppliers who had not shown enough progress in developing their own Conflict Mineral program and encouraged them to: (1) develop a Conflict Minerals policy and procedure; (2) increase the number of their suppliers from which they made inquiries about Conflict Minerals related information; (3) consider joining the Conflict-Free Sourcing Initiative / Responsible Minerals Initiative as members, if they have not already; and (4) provide us product-level responses. Finally, we discussed plans to implement consequences for our Direct Suppliers who did not respond to our surveys and/or did not make sufficient progress in developing their own Conflict Minerals program.
OECD Step 4: Carry out Independent Third-Party Audit of Smelter’s/Refiner’s Due Diligence Practices
We do not have direct relationships or communications with smelters or refiners of Conflict Minerals and thus we do not carry out audits of these facilities. However, as a member of the RMI (member code: DBLD), we leveraged and supported the audits conducted on smelters and refiners by the RMAP. We also urged our Direct Suppliers to gather information from their suppliers and the rest of their supply chain in order to accurately complete the CMRT.
OECD Step 5: Report Annually on Supply Chain Due Diligence
We report on our conflict minerals due diligence annually by making our Form SD and this Report publicly available on our website at http://www.dieboldnixdorf.com/en-us/company/about-diebold-nixdorf/sustainability/diebold-nixdorf-corporate-responsibility Also, our Form SD (including this Report) is filed with the SEC.
Results of Review
Facilities Used to Process the Necessary Conflict Minerals
Our Direct Suppliers identified a total of 1,275 purported smelters and refiners in their CMRT responses. We analyzed and compared the smelters and refiners identified by our Direct Suppliers to RMAP smelter and refiner information. Based on our analysis, as of May 5, 2018, we determined that 243 were designated conformant and active by the RMAP.
Most of our Direct Suppliers provided their responses at a company level and, although some of the Direct Suppliers provided product-level responses, we were unable to determine whether a particular smelter or refiner named in the responses processed the necessary Conflict Minerals in our products.
The facilities identified by our Direct Suppliers that may have processed the Conflict Minerals contained in our products include, but may not be limited to, the RMAP conformant smelters and refiners listed in Table 1.
Country of Origin of Our Necessary Conflict Minerals
Using the RMI RCOI Data Document (content from RMI http://www.responsiblemineralsinitiative.org/conformant-smelter-refiner-lists/ as of May 5, 2018), we were able to gather information about countries of origin associated with the RMAP conformant smelters and refiners named by our Direct Suppliers, but we are not able to determine the country of origin of the specific Conflict Minerals contained in the products we purchased from our Direct Suppliers. According to the information available to us as a member of RMI, the list of countries of origin associated with the RMAP conformant smelters and refiners listed on Table 1 is attached hereto as Table 2.
Efforts to Determine the Mine or Location of Origin
We have determined that the most reasonable effort we can make to determine the mines or locations of origin of our Conflict Minerals with the greatest possible specificity is to seek information from our Direct Suppliers about the smelters and refiners and the countries of origin of the necessary Conflict Minerals in the products we purchase from them and urge that our Direct Suppliers do the same with their direct suppliers.

We must rely on our Direct Suppliers and indirect suppliers to provide information about the mine or location of origin of the necessary Conflict Minerals in our products.
Future Steps to Mitigate Risk
In 2018, we expect to continue the due diligence measures described in this report, including remaining a member in the RMI. We expect to continue our efforts to obtain better visibility into our supply chain through the use of CMRT surveys and analysis of Direct Supplier smelter/refiner and country of origin information. As we enter into new supply contracts or renew existing contracts, we expect to add, to the extent possible, provisions to those agreements that would require Direct Suppliers to comply with our Supplier Code of Conduct, including the submission of information about Conflict Minerals used in parts and materials supplied to us. We expect to continue to urge our Direct Suppliers to investigate their supply chains to clarify and eliminate all undetermined or unknown responses. Internally, we expect to continue making improvements and investment into our toolbox for data intake and analysis. And finally, we expect to process outstanding responses from Direct Suppliers we received after the cut-off date relating to this Reporting Period as part of our ongoing Conflict Minerals program.

TABLE 1

Metal	Conformant Supplier	Conformant Supplier Country
Gold	Advanced Chemical CompanyGold	UNITED STATES OF AMERICA
Gold	Aida Chemical Industries Co., Ltd.Gold	JAPAN
Gold	Al Etihad Gold Refinery DMCCGold	UNITED ARAB EMIRATES
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.Gold	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)Gold	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio MineracaoGold	BRAZIL
Gold	Argor-Heraeus S.A.Gold	SWITZERLAND
Gold	Asahi Pretec Corp.Gold	JAPAN
Gold	Asahi Refining Canada Ltd.Gold	CANADA
Gold	Asahi Refining USA Inc.Gold	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.Gold	JAPAN
Gold	AU Traders and RefinersGold	SOUTH AFRICA
Gold	Aurubis AGGold	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)Gold	PHILIPPINES
Gold	Boliden ABGold	SWEDEN
Gold	C. Hafner GmbH + Co. KGGold	GERMANY
Gold	CCR Refinery - Glencore Canada CorporationGold	CANADA
Gold	Cendres + Metaux S.A.Gold	SWITZERLAND
Gold	Chimet S.p.A.Gold	ITALY
Gold	Daejin Indus Co., Ltd.Gold	KOREA, REPUBLIC OF
Gold	DODUCO Contacts and Refining GmbHGold	GERMANY
Gold	DowaGold	JAPAN
Gold	DSC (Do Sung Corporation)Gold	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd.Gold	JAPAN
Gold	Emirates Gold DMCCGold	UNITED ARAB EMIRATES
Gold	Geib Refining CorporationGold	UNITED STATES OF AMERICA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.Gold	CHINA
Gold	HeeSung Metal Ltd.Gold	KOREA, REPUBLIC OF
Gold	Heimerle + Meule GmbHGold	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.Gold	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KGGold	GERMANY
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.Gold	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.Gold	JAPAN
Gold	Istanbul Gold RefineryGold	TURKEY
Gold	ItalpreziosiGold	ITALY
Gold	Japan MintGold	JAPAN
Gold	Jiangxi Copper Co., Ltd.Gold	CHINA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing PlantGold	RUSSIAN FEDERATION
Gold	JSC UralelectromedGold	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.Gold	JAPAN

Gold	KazzincGold	KAZAKHSTAN
Gold	Kennecott Utah Copper LLCGold	UNITED STATES OF AMERICA
Gold	Kojima Chemicals Co., Ltd.Gold	JAPAN
Gold	Korea Zinc Co., Ltd.Gold	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSCGold	KYRGYZSTAN
Gold	LS-NIKKO Copper Inc.Gold	KOREA, REPUBLIC OF
Gold	Marsam MetalsGold	BRAZIL
Gold	MaterionGold	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.Gold	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.Gold	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.Gold	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.Gold	CHINA
Gold	Metalor Technologies S.A.Gold	SWITZERLAND
Gold	Metalor USA Refining CorporationGold	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.Gold	MEXICO
Gold	Mitsubishi Materials CorporationGold	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.Gold	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.Gold	INDIA
Gold	Moscow Special Alloys Processing PlantGold	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.Gold	TURKEY
Gold	Nihon Material Co., Ltd.Gold	JAPAN
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbHGold	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.Gold	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)Gold	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk RefineryGold	RUSSIAN FEDERATION
Gold	PAMP S.A.Gold	SWITZERLAND
Gold	Planta Recuperadora de Metales SpAGold	CHILE
Gold	Prioksky Plant of Non-Ferrous MetalsGold	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) TbkGold	INDONESIA
Gold	PX Precinox S.A.Gold	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.Gold	SOUTH AFRICA
Gold	Republic Metals CorporationGold	UNITED STATES OF AMERICA
Gold	Royal Canadian MintGold	CANADA
Gold	SAAMPGold	FRANCE
Gold	Samduck Precious MetalsGold	KOREA, REPUBLIC OF
Gold	SAXONIA Edelmetalle GmbHGold	GERMANY
Gold	SEMPSA Joyeria Plateria S.A.Gold	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.Gold	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.Gold	CHINA
Gold	Singway Technology Co., Ltd.Gold	TAIWAN, PROVINCE OF CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious MetalsGold	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.Gold	TAIWAN, PROVINCE OF CHINA
Gold	Sumitomo Metal Mining Co., Ltd.Gold	JAPAN

Gold	T.C.A S.p.AGold	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.Gold	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.Gold	CHINA
Gold	Tokuriki Honten Co., Ltd.Gold	JAPAN
Gold	TorecomGold	KOREA, REPUBLIC OF
Gold	Umicore Brasil Ltda.Gold	BRAZIL
Gold	Umicore Precious Metals ThailandGold	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals RefiningGold	BELGIUM
Gold	United Precious Metal Refining, Inc.Gold	UNITED STATES OF AMERICA
Gold	Valcambi S.A.Gold	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)Gold	AUSTRALIA
Gold	WIELAND Edelmetalle GmbHGold	GERMANY
Gold	Yokohama Metal Co., Ltd.Gold	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold CorporationGold	CHINA
Tantalum	Asaka Riken Co., Ltd.Tantalum	JAPAN
Tantalum	Changsha South Tantalum Niobium Co., Ltd.Tantalum	CHINA
Tantalum	D Block Metals, LLCTantalum	UNITED STATES OF AMERICA
Tantalum	Exotech Inc.Tantalum	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.Tantalum	CHINA
Tantalum	FIR Metals & Resource Ltd.Tantalum	CHINA
Tantalum	Global Advanced Metals AizuTantalum	JAPAN
Tantalum	Global Advanced Metals BoyertownTantalum	UNITED STATES OF AMERICA
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.Tantalum	CHINA
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.Tantalum	CHINA
Tantalum	H.C. Starck Co., Ltd.Tantalum	THAILAND
Tantalum	H.C. Starck Hermsdorf GmbHTantalum	GERMANY
Tantalum	H.C. Starck Inc.Tantalum	UNITED STATES OF AMERICA
Tantalum	H.C. Starck Ltd.Tantalum	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co. KGTantalum	GERMANY
Tantalum	H.C. Starck Tantalum and Niobium GmbHTantalum	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.Tantalum	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.Tantalum	CHINA
Tantalum	Jiangxi Tuohong New Raw MaterialTantalum	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.Tantalum	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.Tantalum	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.Tantalum	CHINA
Tantalum	KEMET Blue MetalsTantalum	MEXICO
Tantalum	KEMET Blue PowderTantalum	UNITED STATES OF AMERICA
Tantalum	LSM Brasil S.A.Tantalum	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.Tantalum	INDIA
Tantalum	Mineracao Taboca S.A.Tantalum	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.Tantalum	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.Tantalum	CHINA
Tantalum	NPM Silmet ASTantalum	ESTONIA

Tantalum	Power Resources Ltd.Tantalum	MACEDONIA, THE FORMER YUGOSLAV REPUBLIC OF
Tantalum	QuantumCleanTantalum	UNITED STATES OF AMERICA
Tantalum	Resind Industria e Comercio Ltda.Tantalum	BRAZIL
Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.Tantalum	CHINA
Tantalum	Solikamsk Magnesium Works OAOTantalum	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.Tantalum	JAPAN
Tantalum	Telex MetalsTantalum	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSCTantalum	KAZAKHSTAN
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.Tantalum	CHINA
Tin	AlphaTin	UNITED STATES OF AMERICA
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.Tin	CHINA
Tin	China Tin Group Co., Ltd.Tin	CHINA
Tin	CV Ayi JayaTin	INDONESIA
Tin	CV Dua SekawanTin	INDONESIA
Tin	CV Gita PesonaTin	INDONESIA
Tin	CV United SmeltingTin	INDONESIA
Tin	CV Venus Inti PerkasaTin	INDONESIA
Tin	DowaTin	JAPAN
Tin	EM VintoTin	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Fenix MetalsTin	POLAND
Tin	Gejiu Fengming Metallurgy Chemical PlantTin	CHINA
Tin	Gejiu Jinye Mineral CompanyTin	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLCTin	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.Tin	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.Tin	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.Tin	CHINA
Tin	Guanyang Guida Nonferrous Metal Smelting PlantTin	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.Tin	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.Tin	CHINA
Tin	Jiangxi Ketai Advanced Material Co., Ltd.Tin	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.Tin	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)Tin	MALAYSIA
Tin	Melt Metais e Ligas S.A.Tin	BRAZIL
Tin	Metallic Resources, Inc.Tin	UNITED STATES OF AMERICA
Tin	Metallo Belgium N.V.Tin	BELGIUM
Tin	Metallo Spain S.L.U.Tin	SPAIN
Tin	Mineracao Taboca S.A.Tin	BRAZIL
Tin	MinsurTin	PERU
Tin	Mitsubishi Materials CorporationTin	JAPAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.Tin	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.Tin	PHILIPPINES
Tin	Operaciones Metalurgical S.A.Tin	BOLIVIA (PLURINATIONAL STATE OF)
Tin	PT Aries Kencana SejahteraTin	INDONESIA

Tin	PT Artha Cipta LanggengTin	INDONESIA
Tin	PT ATD Makmur Mandiri JayaTin	INDONESIA
Tin	PT Babel Inti PerkasaTin	INDONESIA
Tin	PT Bangka Prima TinTin	INDONESIA
Tin	PT Bangka Tin IndustryTin	INDONESIA
Tin	PT Belitung Industri SejahteraTin	INDONESIA
Tin	PT DS Jaya AbadiTin	INDONESIA
Tin	PT Eunindo Usaha MandiriTin	INDONESIA
Tin	PT Inti Stania PrimaTin	INDONESIA
Tin	PT Karimun MiningTin	INDONESIA
Tin	PT Kijang Jaya MandiriTin	INDONESIA
Tin	PT Lautan Harmonis SejahteraTin	INDONESIA
Tin	PT Menara Cipta MuliaTin	INDONESIA
Tin	PT Mitra Stania PrimaTin	INDONESIA
Tin	PT Panca Mega PersadaTin	INDONESIA
Tin	PT Prima Timah UtamaTin	INDONESIA
Tin	PT Refined Bangka TinTin	INDONESIA
Tin	PT Sariwiguna BinasentosaTin	INDONESIA
Tin	PT Stanindo Inti PerkasaTin	INDONESIA
Tin	PT Sukses Inti MakmurTin	INDONESIA
Tin	PT Sumber Jaya IndahTin	INDONESIA
Tin	PT Timah (Persero) Tbk KundurTin	INDONESIA
Tin	PT Timah (Persero) Tbk MentokTin	INDONESIA
Tin	PT Tinindo Inter NusaTin	INDONESIA
Tin	PT Tommy UtamaTin	INDONESIA
Tin	Resind Industria e Comercio Ltda.Tin	BRAZIL
Tin	Rui Da HungTin	TAIWAN, PROVINCE OF CHINA
Tin	Soft Metais Ltda.Tin	BRAZIL
Tin	ThaisarcoTin	THAILAND
Tin	White Solder Metalurgia e Mineracao Ltda.Tin	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.Tin	CHINA
Tin	Yunnan Tin Company LimitedTin	CHINA
Tungsten	A.L.M.T. TUNGSTEN Corp.Tungsten	JAPAN
Tungsten	ACL Metais EireliTungsten	BRAZIL
Tungsten	Asia Tungsten Products Vietnam Ltd.Tungsten	VIET NAM
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.Tungsten	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.Tungsten	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.Tungsten	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.Tungsten	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.Tungsten	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.Tungsten	CHINA
Tungsten	Global Tungsten & Powders Corp.Tungsten	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.Tungsten	CHINA
Tungsten	H.C. Starck Smelting GmbH & Co. KGTungsten	GERMANY
Tungsten	H.C. Starck Tungsten GmbHTungsten	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.Tungsten	CHINA

Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. WujiTungsten	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.Tungsten	CHINA
Tungsten	Hydrometallurg, JSCTungsten	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.Tungsten	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.Tungsten	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.Tungsten	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.Tungsten	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.Tungsten	CHINA
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.Tungsten	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.Tungsten	CHINA
Tungsten	Kennametal FallonTungsten	UNITED STATES OF AMERICA
Tungsten	Kennametal HuntsvilleTungsten	UNITED STATES OF AMERICA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.Tungsten	CHINA
Tungsten	Moliren Ltd.Tungsten	RUSSIAN FEDERATION
Tungsten	Niagara Refining LLCTungsten	UNITED STATES OF AMERICA
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLCTungsten	VIET NAM
Tungsten	Philippine Chuangxin Industrial Co., Inc.Tungsten	PHILIPPINES
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang CityTungsten	CHINA
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.Tungsten	VIET NAM
Tungsten	Unecha Refractory metals plantTungsten	RUSSIAN FEDERATION
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.Tungsten	VIET NAM
Tungsten	Wolfram Bergbau und Hutten AGTungsten	AUSTRIA
Tungsten	Woltech Korea Co., Ltd.Tungsten	KOREA, REPUBLIC OF
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.Tungsten	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.Tungsten	CHINA
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.Tungsten	CHINA
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.Tungsten	CHINA

TABLE 2

Conformant Supplier Country
AUSTRALIA	MALAYSIA
AUSTRIA	MEXICO
BELGIUM	PERU
BOLIVIA (PLURINATIONAL STATE OF)	PHILIPPINES
BRAZIL	POLAND
CANADA	RUSSIAN FEDERATION
CHILE	SINGAPORE
CHINA	SOUTH AFRICA
ESTONIA	SPAIN
FRANCE	SWEDEN
GERMANY	SWITZERLAND
INDIA	TAIWAN, PROVINCE OF CHINA
INDONESIA	THAILAND
ITALY	TURKEY
JAPAN	UNITED ARAB EMIRATES
KAZAKHSTAN	UNITED STATES OF AMERICA
KOREA, REPUBLIC OF	UZBEKISTAN
KYRGYZSTAN	VIET NAM
MACEDONIA, THE FORMER YUGOSLAV REPUBLIC OF